- --------------------------------------------------------------------------------


                                                                     Exhibit 11
- --------------------------------------------------------------------------------



COMPUTATION OF NET INCOME PER SHARE
- --------------------------------------------------------------------------------


                                                     Quarter Ended
                                         March 31, 1996           March 31, 1995
- --------------------------------------------------------------------------------

PRIMARY

Computation of income (loss)
  per common and common
  equivalent share:
 Net income (loss)                           $ (356,991)            $ (272,972)
                                             ===========            ===========


 Average shares outstanding                   3,323,615              3,292,440

 Add shares applicable to stock
  options & warrants (1)                              -                      -

 Add shares  applicable to stock
 options & warrants prior to
 conversion,  using average market
  price prior to conversion (1)                       -                      -
                                             -----------            -----------


  Total shares                                3,323,615              3,292,440
                                             ============           ===========

  Per common share:
   Net income (loss) (1)                   $      (0.11)         $      (0.08)
                                             =============          ============


(1) Shares applicable to warrants and stock options are included in the calculation only when their impact is dilutive.

                                                               Exhibit 11-page 2
- --------------------------------------------------------------------------------


COMPUTATION OF NET INCOME PER SHARE
- --------------------------------------------------------------------------------

                                                      Quarter Ended
                                             March 31, 1996       March 31, 1995
- --------------------------------------------------------------------------------



FULLY DILUTED
Computation of income per common
 and common equivalent share:

 Net income (loss)                             $(356,991)            $(272,972)
                                              ===========          ===========

 Average shares outstanding                    3,323,615             3,292,440

 Add shares applicable to stock
  options & warrants (1)                              -                     -

 Add shares  applicable to stock
 options & warrants prior to
 conversion,  using average market
  price prior to conversion (1)                       -                     -
                                             -----------           -----------

  Total shares                                 3,323,615             3,292,440
                                             ===========           ===========

  Per common share:
   Net income (loss) (1)                          $(0.11)               $(0.08)
                                             ===========           ===========

(1) Shares applicable to warrants and stock options are included in the calculation only when their impact is dilutive.
